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Two Harbour Place
302 Knights Run Avenue
Tampa, FL 33602
813-209-0600
800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
H. WILLIAM BROWN (813) 209-0601

                                                           NEWS
                                                           RELEASE
                                                           FOR IMMEDIATE RELEASE

                 MARITRANS ANNOUNCES NEW FINANCING ARRANGEMENT

     TAMPA, FL (November 27, 2001) - Maritrans Inc. (NYSE symbol TUG) today announced that the Company has entered into a new five-year financing agreement with a syndicate of financial institutions. Mellon Bank led the transaction and was joined by Fleet Bank, Hibernia Bank and SunTrust Bank. The new facility consists of a $45 million term loan and a $40 million revolving credit facility. The new debt will have floating interest rates and should cost significantly less than the previous 9.25 percent fixed-rate indenture that was paid off in October. This new financing is another step in Maritrans' efforts to improve the efficiency of its balance sheet and will facilitate the Company's ongoing capital reinvestment program.

     Maritrans Inc. is a U.S. based company with a 73-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans is headquartered in Tampa, FL and maintains an office in the Philadelphia area that supports the Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG".

     The information in this release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from that expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' operating and sourcing decisions, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), demand for petroleum products, future spot market rates, the impact of the early pay-down of long-term debt on operating results, changes in interest rates and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.

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